Exhibit 99.1

NEWS RELEASE         Nov 01, 2006

FORM 144 FILED IN ERROR; CEO NOT SELLING STOCK

VICTORIA, BRITISH COLUMBIA, Nov. 01, 2006 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as anti-scalant technology.

In reference to a Dow Jones Newswire report of Oct 16th 2006: On October 1st 2006, a brokerage house holding shares belonging to Dan O’Brien, filed a form 144 application to sell his stock without Mr. O’Brien’s approval or authorization. The form 144 will expire unused on Jan 1st 2007. Mr. O’Brien states that he will not sell shares at this time.

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company’s Ecosavr product targets the residential swimming pool market.
The Company’s Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC V8T 5G4 CANADA

Company Contacts

Investor Contact	Jason Bloom
BPC Financial	Tel: 250.477.9969
John Baldissera	Toll Free: 800.661.3560
Toll Free: 800 3681217	Fax: 250.477.9912
Email: ir@barrettopacific.com	Email: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com